Exhibit 99(b)

          TNP Enterprises Amends Shareholder Rights Plan

         FORT WORTH, Texas -- Sept. 21, 1998 -- TNP Enterprises Inc. (NYSE:TNP) announced today that its board of directors has amended the company's Shareholder Rights Plan to extend the term of the plan, increase the purchase price and make other changes.
         The term of the plan now extends to Aug. 11, 2008, and the purchase price increased from $45 per share to $100 per share. The plan, originally adopted in October 1988, is designed to help ensure that the company's shareholders receive fair treatment in the event of an unsolicited attempt to gain control of the company and to discourage certain abusive takeover tactics.
         Under the plan, one right is attached to each share of common stock. The rights are currently represented by and traded with the common stock. There are no separate certificates or markets for the rights.
         The rights will not become exercisable or trade separately from the common stock unless there is a public announcement that a person has made a tender or exchange offer for 10 percent or more of the common stock of the company or has acquired that amount.
         Under certain circumstances, the rights entitle their holders to buy company stock at a 50 percent discount. Each right holder will be able to exchange each right for company common stock having a market value of $200 under these conditions:
    -if someone acquires 10 percent or more of the company's outstanding stock -if a 10-percent holder merges with the company and the company is the surviving corporation, and the stock remains unchanged
    -if a 10-percent holder increases ownership of the company's stock by at least 1 percent of the company's outstanding stock

     Under certain other circumstances, the rights entitle their holder to buy the acquiring company's stock at a 50 percent discount. This generally would occur if after having acquired at least 10 percent of the company's stock, the acquiring company then acquires the company in a merger, tender offer or other combination, or sells more than 50 percent of the company's assets, cash flow or earning power.
         The company may redeem the rights for $0.05 per right at any time until 10 business days following the first public announcement of the acquisition of beneficial ownership of 10 percent of the company's common stock.
     The company mailed a description of the amended and restated plan to its shareholders in September.
     TNP Enterprises, Inc., is the parent company of two wholly owned subsidiaries: Texas-New Mexico Power Company and Facility Works, Inc. TNMP provides community-based electric service to 85 communities and more than 226,000 customers in Texas and New Mexico. Facility Works provides integrated mechanical, electrical, plumbing, and other maintenance and repair services to commercial customers in metropolitan areas.